SECOND AMENDMENT TO LEASE AGREEMENT

    THIS SECOND AMENDMENT TO LEASE AGREEMENT ("Second Amendment") is made and entered into as of the date last signed below ("Effective Date") by and between CCI-MILLENNIUM, L.P., a Delaware limited partnership ("Landlord"), and PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation ("Tenant").

Recitals

A.Landlord and Tenant heretofore entered into that certain Lease Agreement dated December 8, 2011 ("Original Lease") as amended by that certain First Amendment to Lease Agreement dated May 1, 2015 (“First Amendment”, and, together with the Original Lease and this Second Amendment, the “Lease”) pursuant to the terms of which Tenants leases from Landlord, certain premises containing approximately 97,496  square feet of Net Rentable Area (the "Premises") in that certain Building located at 505 Millennium in Allen, Texas ("Building") containing approximately 97,496 square feet of Net Rentable Area. Unless otherwise defined in this Second Amendment, the terms used in this Second Amendment shall have the same meanings as given to such terms in the Original Lease or First Amendment.

B.Landlord and Tenant now desire to amend the Lease in order to change the Expiration Date of the Lease on the terms and conditions more fully described below.

Agreements

    NOW, THEREFORE, for and in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Landlord and Tenant hereby agree as follows:

1.The Lease shall expire and terminate on October 31, 2022 (“Expiration Date”), contingent upon Tenant’s timely payment of the Rent through the Expiration Date and the Buyout Payment described in Section 2. Subject to the foregoing, upon the Expiration Date, the Lease shall be terminated and void and of no further force and effect, and neither Landlord nor Tenant shall have any further obligation thereunder.

2.On or before October 15, 2022, Tenant shall pay Landlord $2,550,000.00 (“Buyout Payment”). In the event Tenant fails to make the Buyout Payment by the due date in the previous sentence, this Second Amendment shall be null, void, and of no further force or effect.

3.On the Expiration Date, Tenant shall remove all personal property (including but not limited to all office furniture and equipment) and effects and turn the Premises over to Landlord in the “as is” condition, inclusive of the diesel generator in its current condition, which shall be deemed to meet the conditions set forth in Section 27.1 of the Original Lease and with all Building systems in good working order.

4.Guarantor, PFSWEB, INC., a Delaware corporation (“Guarantor”), the guarantor of Tenant’s obligations under the Lease pursuant to a certain Guaranty dated December 8, 2011, hereby executes this Second Amendment for the purposes ratifying and confirming all of the terms and provisions hereof. The Guarantor will be granted an express release of the Guaranty as of the date of the amendment.

5.Landlord and Tenant acknowledge that there are no real estate brokers that represented the parties herein and that no commissions or fees are due to any brokers whatsoever. Landlord and Tenant hereby agree to indemnify, defend and hold the other harmless from and against any and all other brokers who claim commissions or fees are owed to them in connection with this Second Amendment as a result of the act of the indemnifying party.

6.Tenant and Landlord each represents and warrants to the other that as of the Effective Date, such party has no claims, defenses (personal or otherwise) or rights of set off whatsoever with respect to the Lease; and that as of the Effective Date, neither Landlord nor Tenant are in default, or has any event occurred or any condition exist which would constitute a default by Tenant or Landlord under the Lease either with or without the giving of notice or the passage of time or both, including that no Rent or other charges are due under the Lease as of the Expiration Date.

7.In consideration of the Buyout Payment, and for other good and valuable consideration, Landlord and Tenant hereby irrevocably and unconditionally remise, release and forever discharge each other and each other’s stockholders, members, officers, directors, managers, employees, representatives, servants and agents and all persons acting by, through, under, or in concert with the other party, both personally and as its agents, or any of them or any of the foregoing’s heirs, personal representatives, successors or assigns of and from any and all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages and any and all claims, counterclaims, demands and liabilities whatsoever of every name and nature, both in law and in equity, which against any of the aforementioned releasees, each party now has or ever had from the beginning of the world to the Expiration Date, including, without in any manner limiting the generality of the foregoing, any and all claims, rights or obligations arising out of or relating to the Lease; provided that this release shall not apply to claims (i) by Landlord for Tenant’s failure to pay Rent owed through the Expiration Date and (ii) by Tenant for Landlord’s failure to return Tenant’s security deposit in full within forty-five (45) days of the Expiration Date consistent with the Lease terms. Notwithstanding the foregoing, the Rent shall not include any prior fees being asserted from prior years, but only such Rent due for the October 2022 period. Each of Landlord and Tenant specifically acknowledges and agrees that the obligations of the other party hereunder shall be in full accord and satisfaction of all obligations which the other party has or is alleged to have under the terms and conditions of the Lease, and that neither party shall have any further right, claim or entitlement of any nature under the Lease other than Tenant’s obligation to make the Buyout Payment. Each party hereby acknowledges and agrees that the foregoing release is intended as a full and complete release of all of the foregoing claims that it may or might have, and in accepting the terms and conditions of this Second Amendment, it does so in full settlement of any and all such claims.

8.Other than as required by applicable law and regulation, Landlord and Tenant both agree to keep this Second Amendment and its terms, covenants, obligations and conditions strictly confidential, and not to disclose such matters to any other landlord, tenant, prospective tenant or broker.

9.This Second Amendment may be executed in multiple identical counterparts, each of which is deemed an original but together constitute one and the same instrument. This Lease may be executed by electronic copy, and each party has the right to rely upon an electronic counterpart of this Second Amendment signed by the other party to the same extent as if such party had received an original counterpart.

EXECUTED as of the Effective Date.

    LANDLORD:

    CCI-MILLENNIUM, L.P.,
    a Texas limited partnership

By: CCI-MILLENNIUM GP, LLC,
a Texas limited liability company, its General Partner

By:    CAPITAL COMMERCIAL INVESTMENTS, INC.
    a Texas corporation, its authorized agent

By:
Name: Michael Brigance
Title: Executive Vice President
Date of Execution:

    TENANT:

    PRIORITY FULFILLMENT SERVICES, INC.,
    a Delaware corporation

    By:
        Name: Zach Thomann
        Title: President
        Date of Execution:

    GUARANTOR:

    PFSWEB, INC.,
    a Delaware corporation

    By:
        Name: Michael Willoughby
        Title: CEO
        Date of Execution: